Scientific Games Reports Third Quarter 2021 Results

Consolidated Revenue From Continuing Operations of $539 Million Up 25% Year Over Year, Combined Revenue Including Discontinued Operations of $824 Million Up 18% Year Over Year
Accelerating Strategy and Path to Rapidly De-Levering with Sale of Lottery and Sports Betting for $7 Billion

Disciplined Cost and Balance Sheet Management Enabled Generation of $187 Million of Net Cash Provided by Operating Activities and $130 Million of Combined Free Cash Flow
Reduced Leverage Substantially, Paid Down $635 Million in Debt Since October 2020

LAS VEGAS – November 9, 2021 — Scientific Games Corporation (NASDAQ: SGMS) (“Scientific Games,” “SGC” or the “Company”) today reported results for the third quarter ended September 30, 2021.
Barry Cottle, President and Chief Executive Officer of Scientific Games, said, “In just the last few months we have made tremendous progress on our strategic pillars, delivering on our promises, and rapidly advancing our vision to be the leading cross-platform global game company. With the sale of our Lottery and Sports Betting businesses we are transforming our Company, raising $7 billion which will significantly de-lever the balance sheet and enable us to invest for growth. With our streamlined organization we have all of the pieces in place, and are singularly focused on building games fully cross-platform. Operationally we also made great strides in the quarter, further cementing the turnaround at our Gaming business, strengthening our leadership position in iGaming and making great progress expanding in Casual at SciPlay. I want to thank all of our teams around the world for their hard work and commitment and for what they have enabled us to accomplish.”

Connie James, Executive Vice President and Chief Financial Officer of Scientific Games, added, “We have an exciting path ahead of us as we move rapidly to unlock significant value. With the announced sale of Lottery and Sports Betting businesses as well as organic investments and key acquisitions like Authentic, Lightning Box and Koukoi, you are quickly getting to see the shape as well as the pace and agility of our new organization. The divestitures put us on a clearly defined path to materially de-lever while providing us with the ability to invest. Our momentum continued this quarter with strong top and bottom line growth and with strong quarterly cash flow as the teams continued to be laser-focused on productivity. We are seeing our Company come together and coalesce around a high-performance culture that embraces our bright future as we pursue our new vision and I can’t thank our employees enough for their dedication and enthusiasm.”

STRATEGIC PILLAR PROGRESS
•Overall, we have made tremendous progress executing on our three strategic pillars and delivering on our promises as we accelerate our strategies and unlock significant shareholder value to achieve our vision of becoming the leading cross-platform global game company.
•Optimizing our portfolio, with the announced sale of both our Lottery and Sports Betting businesses for $7 billion, streamlining our organization with a singular focus on building great games fully cross-platform.
•Investing in our largest growth opportunities, both organically and inorganically, in content and digital markets to accelerate growth. Evidenced by the acquisition of Authentic Gaming, enabling us for the first time to enter the Live Casino market and previously announced acquisitions of Lightning Box and Koukoi. Organic investment includes content R&D, advancing our platforms, our Las Vegas iGaming studio and high-return capital investment.
•Significantly de-levering, transforming the balance sheet with meaningful progress organically. We have paid down $635 million of debt since October of last year, including the $135 million payment in October of 2021, fully paying down our revolver. Our net debt leverage ratio has declined by 4 turns to 6.6x since the beginning of this year. With the sale of Lottery and Sports Betting businesses for $7 billion, we will radically and quickly transform our balance sheet, with expected closing in the second quarter of 2022.

SUMMARY RESULTS
We have reflected our Lottery and Sports Betting businesses as discontinued operations, for all periods presented. Unless otherwise noted, amounts, percentages and discussion included below reflect the results of operations and financial condition from the Company’s continuing operations which includes its Gaming, SciPlay and iGaming businesses.

	Three Months Ended September 30,
($ in millions)	2021			2020
	Continuing Operations	Discontinued Operations	Combined	Continuing Operations	Discontinued Operations	Combined
Revenue	$539	$285	$824	$432	$266	$698

Net income (loss)	100	87	187	(187)	76	(111)

Net cash provided by operating activities(1)	89	98	187	32	108	140

Capital expenditures	43	21	64	42	8	50

Non-GAAP Financial Measures(2)
AEBITDA(3)	$203	$129	$332	$117	$118	$235

Free cash flow(1)	45	85	130	(12)	74	62

	As of
Balance Sheet Measures	September 30, 2021			December 31, 2020
Combined cash and cash equivalents	$844			$1,016
Total debt	8,846			9,303
Available liquidity(4)	1,497			1,269

(1) Net cash provided by operating activities from continuing operations and free cash flow from continuing operations for the three months ended September 30, 2021 and 2020 include $120 million and $111 million, respectively, of cash interest payments.

(2) These non-GAAP financial measures are defined below and are reconciled to the most directly comparable GAAP financial measure in the accompanying supplemental tables at the end of this release.
(3) Discontinued operations AEBITDA for the three months ended September 30, 2021 and 2020 includes $2 million and $- million of EBITDA from equity investments - continuing operations, which is excluded from the consolidated AEBITDA from continuing operations.
(4) Available liquidity is calculated as cash and cash equivalents including those in the businesses held for sale, plus remaining revolver capacity, including the SciPlay Revolver.
Third Quarter 2021 Financial Highlights:
•Third quarter consolidated revenue was $539 million compared to $432 million, up 25% compared to the prior year period. Our Gaming business demonstrated continued momentum in our North American market including gains in Gaming Ops, Game Sales and our Tables business. Revenue also benefited from growth in our iGaming business driven by strong gains in the U.S. revenues, up 109%, and U.S. market share growing 200bps to 27%.
•Net income from continuing operations was $100 million compared to a net loss of $187 million in the prior year period due to a $181 million income tax benefit as a result of the partial reversal of our valuation allowance on deferred taxes and strong revenues in the Gaming business segment, which were significantly impacted by COVID-19 disruptions in the prior year period. The prior year period also included temporary austerity measures that were implemented due to COVID-19 disruptions and certain Gaming business segment inventory and credit loss charges, none of which recurred in the current year period.
•Consolidated AEBITDA from continuing operations, a non-GAAP financial measure defined below, was $203 million compared to $117 million, up 74% as compared to the prior year period, driven by triple-digit AEBITDA growth in Gaming and double-digit AEBITDA growth in iGaming.

•Net cash provided by operating activities from continuing operations was $89 million compared to $32 million in the prior year period on improved operating results, and $187 million on the combined basis.
•Combined Free cash flow, a non-GAAP financial measure defined below, was $130 million, which includes both continuing and discontinued operations. This represents strong improvement from the prior quarter, excluding the U.K. FOBT recovery of $38 million in the 2nd quarter of this year.
•Net debt leverage ratio, a non-GAAP financial measure defined below, declined as we paid down $635 million of debt since October 2020, including a voluntary $135 million payment subsequent to quarter end on the revolving credit facility, reducing debt outstanding to $8,846 million at the end of the 3rd quarter. Net debt leverage declined to 6.6x, a reduction of 4 turns, down from 10.5x since the beginning of the year.

CONTINUING OPERATIONS BUSINESS SEGMENT HIGHLIGHTS FOR
THE THREE MONTHS ENDED SEPTEMBER 30, 2021

($ in millions)	Revenue				AEBITDA(1)				AEBITDA Margin(2)(3)
	2021	2020	$	%	2021	2020	$	%	2021	2020	PP Change(3)
Gaming	$339	$231	$108	47%	$172	$77	$95	123%	51%	33%	18
SciPlay	147	151	(4)	(3)%	45	49	(4)	(8)%	31%	32%	(1)
iGaming(4)	53	50	3	6%	18	16	2	13%	34%	32%	2
Corporate and other(5)	—	—	—	—%	(32)	(25)	(7)	28%	—%	—%	—
Total	$539	$432	$107	25%	$203	$117	$86	74%	38%	27%	11

PP - percentage points.

(1) Gaming AEBITDA have been recast to exclude EBITDA from equity investments. Refer to Consolidated AEBITDA - continuing operations definition and Gaming Business Segment AEBITDA Change description below for further details.

(2) Segment AEBITDA Margin is calculated as segment AEBITDA as a percentage of segment revenue.
(3) As calculations are made using whole dollar numbers, actual results may vary compared to calculations presented in this table.
(4) iGaming segment AEBITDA and Revenue represent historical Digital segment results recast to exclude the Sports Betting business that is now included in discontinued operations.
(5) Includes amounts not allocated to the business segments (including corporate costs) and other non-operating expenses (income).

Key Highlights
•Gaming revenue increased to $339 million, up 47% compared to the prior year period, primarily driven by strong growth in Gaming operations due to an increase in our premium installed base as well as growth in Game Sales and our Table Games business. AEBITDA grew 123% from the prior year driven by strong growth in revenues coupled with lower allowance for credit loss and inventory valuation charges. Gaming revenue and AEBITDA would have grown sequentially absent the U.K. FOBT recovery in the 2nd quarter.
•Gaming Operations revenue increased driven by success of our new product roadmap including our new game launches as well as the growing footprint of our Kascada™ cabinet. Our North American premium installed base grew for the 5th consecutive quarter, which translates to a total increase of 20% over such period, with the premium installed base now at 42% of the total installed base. Performance in the current quarter also benefited from an increase in the average daily revenue per unit compared to the prior year period. North American Game Ops revenues and the premium installed base exceeded 2019 levels. Dancing Drums Explosion, Coin Combo and Ultimate Fire Link were top performing games in the quarter.
•SciPlay revenue was $147 million, a slight decrease from the prior year period due primarily to a temporary event, isolated in Jackpot Party Casino®, which has since been addressed, partially offset by strong monetization metrics and record growth at Gold Fish Casino®. We expect SciPlay to return to growth both year over year and sequentially in the fourth quarter. SciPlay’s focus on payers and live ops has sustained strong engagement and monetization metrics compared to pre-COVID levels with average quarterly revenue running approximately 25% higher and AMRPPU approximately $10 higher than in 2019.
•iGaming revenue increased 6% and AEBITDA grew 13% from the prior year period with performance driven by the strength of our original content, elevated U.S. GGR and an increase in our U.S. market share partially offset by seasonal trends, historically. U.S. revenue grew 109% compared to the prior year and U.S. share increased 200bps to 27% in the quarter. Since the third quarter of 2019, wagers processed through our iGaming platform have increased from $9.0 billion to $16.9 billion.
•SciPlay merger proposal, submitted on July 15th, is awaiting the outcome of SciPlay’s special committee process. SciPlay announced the appointment of the special committee of the SciPlay Board on August 10th, 2021. The proposal is for Scientific Games to acquire the remaining 19% equity interest that the Company does not currently own, in an all-stock transaction.
•Authentic Gaming was acquired on November 3, a premium provider of live casino solutions, providing a foothold in a key vertical and the fastest growing part of the iGaming market. The acquisition enhances our premium product offering and is highly synergistic with our leading iGaming platform and our land-based proprietary table game content.

LIQUIDITY
•Principal face value of debt outstanding of $8,976 million decreased by $431 million compared to the prior year period.
•Net debt leverage ratio, a non-GAAP financial measure defined below, declined as we paid down $635 million of debt since October 2020, including a voluntary $135 million payment subsequent to quarter end on the revolving credit facility, reducing debt outstanding to $8,846 million at the end of the 3rd quarter. Net debt leverage declined to 6.6x, a reduction of 4 turns, down from 10.5x since the beginning of the year.
•Net debt, a non-GAAP financial measure defined below, of $8,132 million decreased by $259 million compared to the prior year period.
•Capital expenditures from continuing operations were $43 million and including discontinued operations capital expenditures totaled $64 million in the third quarter of 2021.
•Net cash provided by operating activities was $187 million compared to $140 million in the prior year period.
•Combined Free cash flow, a non-GAAP financial measure defined below, was $130 million, which includes both continuing and discontinued operations. The growth in combined free cash flow was driven by growth in earnings.

Earnings Conference Call
As previously announced, Scientific Games executive leadership will host a conference call on Tuesday, November 9, 2021, at 4:30 p.m. EST to review the Company’s third quarter results. To access the call live via a listen-only webcast and presentation, please visit http://www.scientificgames.com/investors/events-presentations/ and click on the webcast link under the Investor Information section. To access the call by telephone, please dial: +1 (877) 842-4249 for U.S. or +1 (412) 317-5420 for International and ask to join the Scientific Games Corporation call. A replay of the webcast will be archived in the Investors section on www.scientificgames.com.
About Scientific Games
Scientific Games Corporation (NASDAQ: SGMS) is the world leader in offering customers a fully integrated portfolio of technology platforms, robust systems, engaging content and services. The Company is the global leader in technology-based gaming systems, digital real-money gaming and sports betting platforms, table games, table products and instant games, and a leader in products, services and content for gaming, lottery and social gaming markets. Scientific Games delivers what customers and players value most: trusted security, creative entertaining content, operating efficiencies and innovative technology. For more information, please visit www.scientificgames.com, which is updated regularly with financial and other information about the Company. You can access our filings with the SEC through the SEC website at www.sec.gov or through our website, and we strongly encourage you to do so. We routinely post information that may be important to investors on our website at www.scientificgames.com/investors/, and we use our website as a means of disclosing material information to the public in a broad, non-exclusionary manner for purposes of the SEC’s Regulation Fair Disclosure (Reg FD).
The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document, and shall not be deemed “filed” under the Securities Exchange Act of 1934, as amended.

COMPANY CONTACTS

Media Relations	Investor Relations
Christina Karas +1 702-532-7986	Jim Bombassei +1 702-532-7643
Vice President, Corporate Communications christina.karas@scientificgames.com	Senior Vice President, Investor Relations james.bombassei@scientificgames.com
All ® notices signify marks registered in the United States. © 2021 Scientific Games Corporation. All Rights Reserved.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Revenue:
Services	$408	$337	$1,216	$919
Product sales	131	95	356	300
Total revenue	539	432	1,572	1,219

Operating expenses:
Cost of services(1)	90	86	273	250
Cost of product sales(1)	63	66	166	197
Selling, general and administrative	164	146	502	459
Research and development	47	36	140	110
Depreciation, amortization and impairments	96	111	289	336
Goodwill impairment	—	—	—	54
Restructuring and other	45	17	96	48
Total operating expenses	505	462	1,466	1,454
Operating income (loss)	34	(30)	106	(235)
Other (expense) income:
Interest expense	(120)	(131)	(360)	(379)
Loss on debt financing transactions	—	(1)	—	(1)
Gain (loss) on remeasurement of debt	12	(24)	30	(26)
Other income (expense), net	2	2	22	(8)
Total other expense, net	(106)	(154)	(308)	(414)
Net loss from continuing operations before income taxes	(72)	(184)	(202)	(649)
Income tax benefit (expense)	172	(3)	164	(8)
Net income (loss) from continuing operations	100	(187)	(38)	(657)
Net income from discontinued operations, net of tax(2)	87	76	329	193
Net income (loss)	187	(111)	291	(464)
Less: Net income attributable to noncontrolling interest	5	6	15	15
Net income (loss) attributable to SGC	$182	$(117)	$276	$(479)

Per Share - Basic:
Net income (loss) from continuing operations	$0.99	$(2.03)	$(0.55)	$(7.14)
Net income from discontinued operations	0.90	0.80	3.43	2.05
Net income (loss) attributable to SGC	$1.89	$(1.23)	$2.88	$(5.09)

Per Share - Diluted:
Net income (loss) from continuing operations	$0.96	$(2.03)	$(0.55)	$(7.14)
Net income from discontinued operations	0.88	0.80	3.43	2.05
Net income (loss) attributable to SGC	$1.84	$(1.23)	$2.88	$(5.09)

Weighted average number of shares used in per share calculations:
Basic shares	96	95	96	94
Diluted shares	99	95	96	94

(1) Excludes depreciation and amortization.
(2) Includes $63 million gain for the nine months ended September 30, 2021, related to the SportCast acquisition transaction.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	September 30,	December 31,
	2021	2020
Assets:
Cash and cash equivalents	$782	$928
Restricted cash	39	45
Receivables, net of allowance for credit losses $62 and $76, respectively	415	438
Inventories	105	119
Prepaid expenses, deposits and other current assets	105	98
Assets of businesses held for sale	475	553
Total current assets	1,921	2,181

Restricted cash	9	10
Receivables, net of allowance for credit losses $2 and $5, respectively	18	19
Property and equipment, net	218	242
Operating lease right-of-use assets	46	52
Goodwill	2,755	2,730
Intangible assets, net	974	1,088
Software, net	123	143
Other assets	357	157
Assets of businesses held for sale	1,429	1,362
Total assets	$7,850	$7,984

Liabilities and Stockholders’ Deficit:
Current portion of long-term debt	$44	$44
Accounts payable	167	150
Accrued liabilities	382	343
Liabilities of businesses held for sale	251	295
Total current liabilities	844	832

Deferred income taxes	41	44
Operating lease liabilities	36	43
Other long-term liabilities	170	190
Long-term debt, excluding current portion	8,802	9,259
Liabilities of businesses held for sale	148	140
Total stockholders’ deficit(1)	(2,191)	(2,524)
Total liabilities and stockholders’ deficit	$7,850	$7,984

(1) Includes $144 million and $129 million in noncontrolling interest as of September 30, 2021 and December 31, 2020, respectively.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Cash flows from operating activities:
Net income (loss)	$187	$(111)	$291	$(464)
Less: Income from discontinued operations, net of tax	(87)	(76)	(329)	(193)
Adjustments to reconcile net income (loss) from continuing operations to net cash provided by operating activities from continuing operations	114	172	358	560
Changes in working capital accounts, excluding the effects of acquisitions	51	43	51	90
Changes in deferred income taxes and other	(176)	4	(172)	9
Net cash provided by operating activities from continuing operations	89	32	199	2
Net cash provided by operating activities from discontinued operations	98	108	260	310
Net cash provided by operating activities	187	140	459	312

Cash flows from investing activities:
Capital expenditures	(43)	(42)	(118)	(100)
Acquisitions of businesses, net of cash acquired	(40)	—	(40)	(13)
Proceeds from sale of assets and other	1	—	10	22
Net cash used in investing activities from continuing operations	(82)	(42)	(148)	(91)
Net cash used in investing activities from discontinued operations	(26)	(8)	(58)	(43)
Net cash used in investing activities	(108)	(50)	(206)	(134)

Cash flows from financing activities:
(Payments) proceeds of long-term debt, net	(161)	198	(432)	618
Payments of debt issuance and deferred financing and offering costs	(5)	(8)	(5)	(9)
Payments on license obligations	(1)	(6)	(25)	(17)
Net redemptions of common stock under stock-based compensation plans and other	(1)	1	(22)	(1)
Net cash (used in) provided by financing activities from continuing operations	(168)	185	(484)	591
Net cash used in financing activities from discontinued operations	—	—	(8)	(4)
Net cash (used in) provided by financing activities	(168)	185	(492)	587
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(3)	2	(3)	1
(Decrease) increase in cash, cash equivalents and restricted cash	(92)	277	(242)	766
Cash, cash equivalents and restricted cash, beginning of period	993	864	1,143	375
Cash, cash equivalents and restricted cash, end of period	901	1,141	901	1,141
Less: Cash, cash equivalents and restricted cash of discontinued operations	71	101	71	101
Cash, Cash equivalents and restricted cash of continuing operations, end of period	$830	$1,040	$830	$1,040

Supplemental cash flow information:
Cash paid for interest	$120	$111	$349	$335
Income taxes paid	14	11	27	18
Distributed earnings from equity investments	—	9	15	22
Supplemental non-cash transactions:
Non-cash interest expense	$6	$5	$18	$16

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
RECONCILIATION OF CONSOLIDATED AEBITDA - CONTINUING OPERATIONS, AEBITDA FROM DISCONTINUED OPERATIONS, COMBINED AEBITDA, SUPPLEMENTAL BUSINESS SEGMENT DATA, AND COMBINED REVENUE
(Unaudited, in millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Reconciliation of Net Income (Loss) Attributable to SGC to Consolidated AEBITDA - Continuing Operations
Net income (loss) attributable to SGC	$182	$(117)	$276	$(479)
Net income attributable to noncontrolling interest	5	6	15	15
Net income from discontinued operations, net of tax	(87)	(76)	(329)	(193)
Net income (loss) from continuing operations	100	(187)	(38)	(657)
Restructuring and other(1)	45	17	96	48
Depreciation, amortization and impairments	96	111	289	336
Goodwill impairment	—	—	—	54
Other expense (income), net	—	1	(17)	12
Interest expense	120	131	360	379
Income tax (benefit) expense	(172)	3	(164)	8
Stock-based compensation	26	16	81	38
Loss on debt financing transactions	—	1	—	1
(Gain) loss on remeasurement of debt	(12)	24	(30)	26
Consolidated AEBITDA - continuing operations(2)	$203	$117	$577	$245

Reconciliation of Net Income from discontinued operations, net of tax to AEBITDA from Discontinued Operations
Net income from discontinued operations, net of tax	$87	$76	$329	$193
Income tax expense	3	2	6	2
Restructuring and other(1)	1	3	3	10
Depreciation, amortization and impairments	26	25	79	78
EBITDA from equity investments(3)	21	11	61	20
(Earnings) loss from equity investments	(14)	(2)	(35)	5
Stock-based compensation and other, net	3	3	(41)	(2)
AEBITDA from discontinued operations(4)	$127	$118	$402	$306
EBITDA from equity investments - continuing operations(3)	2	—	6	5

Combined AEBITDA(5)	$332	$235	$985	$556

Supplemental Business Segment Data - Continuing Operations
Business segments AEBITDA - continuing operations
Gaming(2)	$172	$77	$472	$137
SciPlay	45	49	138	144
iGaming	18	16	60	46
Total business segments AEBITDA - continuing operations	235	142	670	327
Corporate and other(6)(7)	(32)	(25)	(93)	(82)
Consolidated AEBITDA - continuing operations(2)	$203	$117	$577	$245

Reconciliation of Combined Revenue
Continuing operations revenue	$539	$432	$1,572	$1,219
Discontinued operations revenue	285	266	860	743
Combined revenue	$824	$698	$2,432	$1,962

(1) Refer to the Consolidated AEBITDA - continuing operations and AEBITDA from discontinued operations definitions below for a description of items included in restructuring and other.
(2) The Gaming business segment and Consolidated AEBITDA - continuing operations presentations have been recast to exclude EBITDA from equity investments. Refer to Consolidated AEBITDA - continuing operations definition and Gaming business segment AEBITDA Change description below for further details.
(3) EBITDA from equity investments is a non-GAAP financial measure reconciled to the most directly comparable GAAP measure in the accompanying supplemental tables at the end of this release.
(4) AEBITDA from discontinued operations, a non-GAAP measure, is derived based on the historical records and includes only those direct costs that are allocated to discontinued operations. See below for further description and disclaimers associated with this non-GAAP measure.
(5) Combined AEBITDA consists of Consolidated AEBITDA - continuing operations, AEBITDA from discontinued operations and EBITDA from equity investments included in continuing operations. Refer to non-GAAP financial measures definitions below for further details.

(6) Includes amounts not allocated to the business segments (including corporate costs) and other non-operating expenses (income).
(7) Represents the current corporate cost structure that was not historically allocated to our business segments.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONTINUING OPERATIONS SUPPLEMENTAL INFORMATION - SEGMENT KEY PERFORMANCE INDICATORS AND SUPPLEMENTAL FINANCIAL DATA
(Unaudited, in millions, except unit and per unit data or as otherwise noted)

	Three Months Ended
	September 30,	September 30,	June 30,
	2021	2020	2021
Gaming Business Segment Supplemental Financial Data:
Revenue by line of business:
Gaming operations	$151	$92	$181
Gaming machine sales	95	71	100
Gaming systems	52	43	52
Table products	41	25	34
Total revenue	$339	$231	$367

Gaming Operations:
U.S. and Canada:
Installed base at period end	30,396	30,208	29,965
Average daily revenue per unit	$42.66	$26.90	$44.58
International:(1)
Installed base at period end	30,644	33,493	31,412
Average daily revenue per unit	$11.78	$5.65	$8.44

Gaming Machine Sales:
U.S. and Canada new unit shipments	3,223	3,114	3,221
International new unit shipments	1,780	1,887	1,751
Total new unit shipments	5,003	5,001	4,972
Average sales price per new unit	$16,099	$12,881	$17,048

Gaming Machine Unit Sales Components:
U.S. and Canada unit shipments:
Replacement units	2,887	1,523	2,541
Casino opening and expansion units	336	1,591	680
Total unit shipments	3,223	3,114	3,221

International unit shipments:
Replacement units	1,690	1,887	1,751	(2)
Casino opening and expansion units	90	—	—	(2)
Total unit shipments	1,780	1,887	1,751	(2)

SciPlay Business Segment Supplemental Financial Data:
Revenue by Platform:
Mobile	$131	$132	$136
Web and other	16	19	18
Total revenue	$147	$151	$154

Mobile penetration(3)	89%	87%	88%
Average MAU(4)	6.1	7.3	6.3
Average DAU(5)	2.3	2.6	2.3
ARPDAU(6)	$0.69	$0.63	$0.72

iGaming Business Segment Supplemental Data:
Wagers processed through OGS (in billions)	$16.9	$12.4	$18.0

iGaming revenue	$47	$42	$55

(1) Excludes the impact of game content licensing revenue.
(2) The June 30, 2021 reported amount of 1,751 for International casino opening and expansion units has been reclassified to the International replacement units to correct a misclassification in the prior quarter.
(3) Mobile penetration is defined as the percentage of SciPlay revenue generated from mobile platforms.
(4) MAU = Monthly Active Users is a count of visitors to our sites during a month. An individual who plays multiple games or from multiple devices may, in certain circumstances, be counted more than once. However, we use third-party data to limit the occurrence of multiple counting.
(5) DAU = Daily Active Users is a count of visitors to our sites during a day. An individual who plays multiple games or from multiple devices may, in certain circumstances, be counted more than once. However, we use third-party data to limit the occurrence of multiple counting.
(6) ARPDAU = Average revenue per DAU is calculated by dividing revenue for a period by the DAU for the period by the number of days for the period.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
(Unaudited, in millions, except for ratio)

RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO SGC TO CONSOLIDATED AEBITDA - CONTINUING OPERATIONS
	Twelve Months Ended
	September 30, 2021	December 31, 2020
Net income (loss) attributable to SGC	$186	$(569)
Net income attributable to noncontrolling interest	21	21
Net income from discontinued operations, net of tax	(398)	(261)
Net loss from continuing operations	(191)	(809)
Restructuring and other	104	56
Depreciation, amortization and impairments	402	449
Goodwill impairment	—	54
Other (income) expense, net	(21)	8
Interest expense	485	503
Income tax expense	(167)	5
Stock-based compensation	99	56
(Gain) loss on remeasurement of debt and other	(5)	52
Consolidated AEBITDA - continuing operations	$706	$374

RECONCILIATION OF NET INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX TO AEBITDA FROM DISCONTINUED OPERATIONS AND COMBINED AEBITDA
	Twelve Months Ended
	September 30, 2021	December 31, 2020
Net income from discontinued operations, net of tax	$398	$261
Income tax expense (benefit)	2	(1)
Restructuring and other	4	11
Depreciation, amortization and impairments	106	105
EBITDA from equity investments	71	30
(Earnings) loss from equity investments	(31)	9
Stock-based compensation and other, net	(35)	4
AEBITDA from discontinued operations(1)	$515	$419

EBITDA from equity investments - continuing operations(3)	8	7

Combined AEBITDA(2)	$1,229	$800

RECONCILIATION OF PRINCIPAL FACE VALUE OF DEBT OUTSTANDING TO NET DEBT AND NET DEBT LEVERAGE RATIO
	As of
	September 30, 2021	December 31, 2020
Combined AEBITDA(2)	$1,229	$800

Total debt	$8,846	$9,303
Add: Unamortized debt discount/premium and deferred financing costs, net	89	104
Add: Impact of exchange rate(3)	46	7
Less: Debt not requiring cash repayment and other	(5)	(7)
Principal face value of debt outstanding	8,976	9,407
Less: Combined Cash and cash equivalents(4)	844	1,016
Net debt	$8,132	$8,391
Net debt leverage ratio	6.6	10.5

Euro to USD exchange rate at reporting date	1.16	1.22
Euro to USD exchange rate at issuance	1.24	1.24

(1) AEBITDA from discontinued operations, a non-GAAP measure, is derived based on the historical records and includes only those direct costs that are allocated to discontinued operations. See below for further description and disclaimers associated with this non-GAAP measure.
(2) Combined AEBITDA consists of Consolidated AEBITDA - continuing operations, AEBITDA from discontinued operations and EBITDA from equity investments included in continuing operations. Refer to non-GAAP financial measures definitions below for further details.
(3) Exchange rate impact is the impact of translating our outstanding 2026 Secured Euro Notes and 2026 Unsecured Euro Notes translated at constant foreign exchange rate at issuance of these notes as compared to the current exchange rate.
(4) Includes cash and cash equivalents of both continuing operations and discontinued operations, as the combined amount is available for debt payments.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW - CONTINUING OPERATIONS AND COMBINED FREE CASH FLOW
	Three Months Ended September 30,
	2021					2020
	Continuing Operations			Discontinued Operations(2)	Combined(3)	Continuing Operations			Discontinued Operations(2)	Combined(3)
	Operations (exc. interest and taxes)	Cash interest and taxes(1)	Total			Operations (exc. interest and taxes)	Cash interest and taxes(1)	Total
Net cash provided by operating activities	$221	$(132)	$89	$98	$187	$152	$(120)	$32	$108	$140
Less: Capital expenditures	(43)	—	(43)	(21)	(64)	(42)	—	(42)	(8)	(50)
Less: Distributions from equity method investments, net of additions	1	—	1	4	5	—	—	—	—	—
Less: Payments on license obligations	(1)	—	(1)	—	(1)	(6)	—	(6)	—	(6)
Add (less): Change in restricted cash impacting working capital	(1)	—	(1)	4	3	4	—	4	(26)	(22)
Free cash flow	$177	$(132)	$45	$85	$130	$108	$(120)	$(12)	$74	$62

	Nine Months Ended September 30,
	2021					2020
	Continuing Operations			Discontinued Operations(2)	Combined(3)	Continuing Operations			Discontinued Operations(2)	Combined(3)
	Operations (exc. interest and taxes)	Cash interest and taxes(1)	Total			Operations (exc. interest and taxes)	Cash interest and taxes(1)	Total
Net cash provided by operating activities	$570	$(371)	$199	$260	$459	$353	$(351)	$2	$310	$312
Less: Capital expenditures	(118)	—	(118)	(49)	(167)	(100)	—	(100)	(42)	(142)
Less: Distributions from equity method investments, net of additions	3	—	3	9	12	—	—	—	(1)	(1)
Less: Payments on license obligations	(25)	—	(25)	(5)	(30)	(17)	—	(17)	(4)	(21)
Add (less): Change in restricted cash impacting working capital	7	—	7	62	69	6	—	6	(40)	(34)
Free cash flow	$437	$(371)	$66	$277	$343	$242	$(351)	$(109)	$223	$114

(1) Represents cash taxes and cash interest paid on our existing debt, which has not historically been allocated to our business segments. Following the receipt of proceeds from the sale of our Lottery and Sports Betting businesses, we expect to significantly repay and restructure our existing debt. Accordingly, we present this column to provide the impact of our current debt structure on our operating cash flows from continuing operations to provide greater comparability to cash flows generated by our discontinued operations.

(2) Free cash flows from discontinued operations, a non-GAAP measure, is derived based on the historical records and includes only those direct cash flows that are allocated to discontinued operations. See below for further description and disclaimers associated with this non-GAAP measure.
(3) Combined Free cash flow consists of Free cash flow (representing Free cash flow from continuing operations) and Free cash flow from discontinued operations. Refer to non-GAAP financial measures definitions below for further details.

RECONCILIATION OF EARNINGS (LOSS) OF EQUITY INVESTMENTS TO EBITDA FROM EQUITY INVESTMENTS AND COMBINED EBITDA FROM EQUITY INVESTMENTS
	Three Months Ended September 30,				Nine Months Ended September 30,
	2021		2020		2021		2020
	Continuing Operations	Discontinued Operations	Continuing Operations	Discontinued Operations	Continuing Operations	Discontinued Operations	Continuing Operations	Discontinued Operations
EBITDA from equity investments:
Earnings (loss) of equity investments	$1	$14	$—	$2	$3	$35	$2	$(5)
Add: Income tax expense	—	—	—	—	—	7	—	2
Add: Depreciation, amortization and impairments	—	7	—	9	1	22	—	23
Add: Interest income, net and other	1	—	—	—	2	(3)	3	—
EBITDA from equity investments	$2	$21	$—	$11	$6	$61	$5	$20
Combined EBITDA from equity investments(1)		$23		$11		$67		$25

(1) Combined EBITDA from equity investments consists of EBITDA from both discontinued and continuing operations equity investments.

SUPPLEMENTAL INFORMATION - RECAST QUARTERLY GAMING BUSINESS SEGMENT AEBITDA(1)

	2021		2020					2019
	Q1	Q2	Q1	Q2	Q3	Q4	FY20	Q1	Q2	Q3	Q4	FY19
AEBITDA, as reported	$108	$196	$96	$(31)	$77	$105	$247	$215	$215	$226	$209	$865
Less: EBITDA from equity investments	(1)	(2)	(3)	(2)	—	(2)	(7)	(2)	(2)	(3)	(2)	(9)
AEBITDA, recast	$107	$194	$93	$(33)	$77	$103	$240	$213	$213	$223	$207	$856

(1) The Gaming business segment AEBITDA has been recast to exclude EBITDA from equity investments in order to align the Gaming business segment’s performance measure of profit or loss with how our Chief Operating Decision Maker evaluates the operating results and performance of our Gaming business segment given the pending divestiture. Refer to Gaming Segment AEBITDA Change section below for further details.

Forward-Looking Statements
In this press release, Scientific Games makes “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as “may,” “will,” “estimate,” “intend,” “plan,” “continue,” “believe,” “expect,” “anticipate,” “target,” “should,” “could,” “potential,” “opportunity,” “goal,” or similar terminology. These statements are based upon management’s current expectations, assumptions and estimates and are not guarantees of timing, future results or performance. Therefore, you should not rely on any of these forward-looking statements as predictions of future events. Actual results may differ materially from those contemplated in these statements due to a variety of risks and uncertainties and other factors, including, among other things:
•the impact of the COVID-19 pandemic and any resulting unfavorable social, political, economic and financial conditions, including the temporary and potentially recurring closure of casinos and lottery operations on a jurisdiction-by-jurisdiction basis;
•risks relating to the pending divestitures of our Sports Betting and Lottery businesses and proposed acquisition of public SciPlay equity, including lack of assurance regarding the timing of completion of the pending and proposed transactions, that certain deferred tax assets may not be realized relative to the anticipated tax gain from the Sports Betting divestiture, hat the transactions will yield additional value or will not adversely impact our business, financial results, results of operations, cash flows or stock price;
•our inability to significantly de-lever and position the Company for enhanced growth with certain net proceeds from our pending divestitures;
•slow growth of new gaming jurisdictions, slow addition of casinos in existing jurisdictions and declines in the replacement cycle of gaming machines;
•risks relating to foreign operations, including anti-corruption laws, fluctuations in currency rates, restrictions on the payment of dividends from earnings, restrictions on the import of products and financial instability, including the potential impact to our business resulting from the continuing uncertainty following the U.K.’s withdrawal from the European Union;
•difficulty predicting what impact, if any, new tariffs imposed by and other trade actions taken by the U.S. and foreign jurisdictions could have on our business;
•U.S. and international economic and industry conditions;
•level of our indebtedness, higher interest rates, availability or adequacy of cash flows and liquidity to satisfy indebtedness, other obligations or future cash needs;
•the discontinuation or replacement of LIBOR, which may adversely affect interest rates;
•inability to reduce or refinance our indebtedness;
•restrictions and covenants in debt agreements, including those that could result in acceleration of the maturity of our indebtedness;
•competition;
•inability to win, retain or renew, or unfavorable revisions of, existing contracts, and the inability to enter into new contracts;
•the impact of U.K. legislation approving the reduction of fixed-odds betting terminals maximum stakes limit on LBO operators, including the related closure of certain LBO shops;
•inability to adapt to, and offer products that keep pace with, evolving technology, including any failure of our investment of significant resources in our R&D efforts;
•changes in demand for our products and services;
•inability to benefit from, and risks associated with, strategic equity investments and relationships;
•inability to achieve some or all of the anticipated benefits of SciPlay being a standalone public company;
•dependence on suppliers and manufacturers;
•SciPlay’s dependence on certain key providers;
•ownership changes and consolidation in the gaming industry;
•fluctuations in our results due to seasonality and other factors;
•security and integrity of our products and systems, including the impact of any security breaches or cyber-attacks;
•protection of our intellectual property, inability to license third-party intellectual property and the intellectual property rights of others;
•reliance on or failures in information technology and other systems;
•litigation and other liabilities relating to our business, including litigation and liabilities relating to our contracts and licenses, our products and systems, our employees (including labor disputes), intellectual property, environmental laws and our strategic relationships;
•reliance on technological blocking systems;
•challenges or disruptions relating to the completion of the domestic migration to our enterprise resource planning system;
•laws and government regulations, both foreign and domestic, including those relating to gaming, data privacy and security, including with respect to the collection, storage, use, transmission and protection of personal information and other consumer data, and environmental laws, and those laws and regulations that affect companies conducting business on the internet, including online gambling;
•legislative interpretation and enforcement, regulatory perception and regulatory risks with respect to gaming, especially internet wagering, social gaming and sports wagering;
•changes in tax laws or tax rulings, or the examination of our tax positions;
•opposition to legalized gaming or the expansion thereof and potential restrictions on internet wagering;
•significant opposition in some jurisdictions to interactive social gaming, including social casino gaming and how such opposition could lead these jurisdictions to adopt legislation or impose a regulatory framework to govern interactive social gaming or social casino gaming specifically, and how this could result in a prohibition on interactive social gaming or social casino gaming altogether, restrict our ability to advertise our games, or substantially increase our costs to comply with these regulations;
•expectations of shift to regulated online gaming or sports wagering;
•inability to develop successful products and services and capitalize on trends and changes in our industries, including the expansion of internet and other forms of interactive gaming;
•the continuing evolution of the scope of data privacy and security regulations, and our belief that the adoption of increasingly restrictive regulations in this area is likely within the U.S. and other jurisdictions;
•incurrence of restructuring costs;
•goodwill impairment charges including changes in estimates or judgments related to our impairment analysis of goodwill or other intangible assets;
•stock price volatility;
•failure to maintain adequate internal control over financial reporting;
•dependence on key executives;
•natural events that disrupt our operations, or those of our customers, suppliers or regulators;
•possibility that the 2018 renewal of the Lotterie Nazionali S.r.l. concession to operate the Italian instant games lottery is not final (pending appeal against existing court rulings relating to third-party protest against the renewal of the concession); and
•expectations of growth in total consumer spending on social casino gaming.
Additional information regarding risks and uncertainties and other factors that could cause actual results to differ materially from those contemplated in forward-looking statements is included from time to time in our filings with the SEC, including the Company’s current reports on Form 8-K and quarterly reports on Form 10-Q and its latest Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2020 on March 1, 2021 (including under the headings “Forward Looking Statements” and “Risk Factors”). Forward-looking statements speak only as of the date they are made and, except for our ongoing obligations under the U.S. federal securities laws, we undertake no and expressly disclaim any obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.
You should also note that this press release may contain references to industry market data and certain industry forecasts. Industry market data and industry forecasts are obtained from publicly available information and industry publications. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of that information is not guaranteed. Although we believe industry information to be accurate, it is not independently verified by us and we do not make any representation as to the accuracy of that information. In general, we believe there is less publicly available information concerning the international gaming, lottery, social and digital gaming industries than the same industries in the U.S.
Due to rounding, certain numbers presented herein may not precisely agree or add up on a cumulative basis to the totals previously reported.
As described below, we have reclassified certain prior period amounts within this release to be consistent with the current period presentation for discontinued operations, which we believe is more meaningful to readers of our condensed consolidated financial statements. Unless otherwise stated, information in this release relates to continuing operations.
Discontinued Operations
On September 27, 2021, we announced that we had entered into a definitive agreement to sell our Sports Betting business to Endeavor Group Holdings, Inc. (“Endeavor”) in a cash and stock transaction, subject to certain customary adjustments. On October 27, 2021, we announced that we had entered into a definitive agreement to sell our Lottery business to Brookfield Business Partners L.P. together with its institutional partners in a cash transaction, subject to applicable regulatory approvals and customary closing conditions. In light of these pending divestitures, activity for our Lottery business and the Sports Betting business presented in the Consolidated Statements of Operations presented herein have been reclassified to discontinued operations and prior period Lottery and Sports Betting balance sheet balances have been reclassified to the Asset and Liabilities held for sale lines on the Condensed Consolidated Balance Sheet presented herein in accordance with Accounting Standard Codification 205-20, Presentation of Financial Statements - Discontinued Operations. Following such reclassification, the basis of accounting and presentation of financial statements by the Lottery and Sports Betting businesses in the future in connection with their planned divestitures may differ materially from those of the Company, including as presented herein.
We report our operations in three business segments—Gaming, SciPlay and iGaming—representing our different products and services. Our former Digital segment has been renamed to iGaming and the presentation was recast for all periods to exclude the Sports Betting business.
Gaming Business Segment AEBITDA and Consolidated AEBITDA (representing our continuing operations) Changes
As a result of our strategic changes and pending divestitures of our Lottery and Sports Betting businesses, starting with the third quarter of 2021, we changed our Gaming business segment AEBITDA and Consolidated AEBITDA (representing our continuing operations) to exclude EBITDA from equity investments. Our Lottery business segment has historically operated through joint ventures in certain jurisdictions and has comprised the primary component of our EBITDA from equity investments included in our Consolidated AEBITDA. As a result of the pending divestiture of the Lottery business, we have re-assessed how our Chief Operating Decision Maker evaluates the operating results and performance of our Gaming business segment. This reassessment resulted in a change to the calculation of Gaming business segment AEBITDA, which is our primary measure of the Gaming business segment performance measure of profit or loss. Accordingly, Gaming business segment AEBITDA has been recast to exclude EBITDA from equity investments to align with this new view, which similarly impacts Consolidated AEBITDA. The Gaming business segment information and Consolidated AEBITDA for the prior comparable periods have been recast to exclude EBITDA from equity investments. Following such reclassification, the basis of accounting and presentation of financial statements by the Lottery and Sports Betting businesses in the future in connection with their planned divestitures may differ materially from those of the Company, including as presented herein.
Non-GAAP Financial Measures
The Company’s management uses the following non-GAAP financial measures in conjunction with GAAP financial measures: Consolidated AEBITDA, AEBITDA from discontinued operations, Combined AEBITDA, Free cash flow (representing continuing operations), Free cash flow from discontinued operations, Combined free cash flow, EBITDA from equity investments included in discontinued operations, and Net debt and Net debt leverage ratio (each, as described more fully below). These non-GAAP financial measures are presented as supplemental disclosures. They should not be considered in isolation of, as a substitute for, or superior to, the financial information prepared in accordance with GAAP, and should be read in conjunction with the Company’s financial statements filed with the SEC. The non-GAAP financial measures used by the Company may differ from similarly titled measures presented by other companies.
Specifically, the Company’s management uses Consolidated AEBITDA to, among other things: (i) monitor and evaluate the performance of the Company’s continuing operations; (ii) facilitate management’s internal and external comparisons of the Company’s consolidated historical operating performance; and (iii) analyze and evaluate financial and strategic planning decisions regarding future operating investments and operating budgets.
In addition, the Company’s management uses Consolidated AEBITDA to facilitate management’s external comparisons of the Company’s consolidated results from continuing operations to the historical operating performance of other companies that may have different capital structures and debt levels.
The Company’s management uses Net debt and Net debt leverage ratio in monitoring and evaluating the Company’s overall liquidity, financial flexibility and leverage.
As described in this earning release, the Company is in the process of divesting our Lottery and Sports Betting businesses (the latter of which was a component of our former Digital business segment, which was renamed to iGaming beginning in the third quarter of 2021) and as such, historic financial information for these businesses is classified as discontinued operations, as described above. The Company’s management believes that Combined AEBITDA and Combined free cash flow are useful during the period until the dispositions occur as they provide management and investors with information regarding the Company’s combined financial condition and operating performance under the current structure, including for prior period comparisons, as the Company is finalizing the divestitures and transforming the Company’s strategy.
Additionally, as the businesses held for sale are still subject to our debt agreements, the Company uses Combined AEBITDA in determining its debt compliance as required under its debt covenants. In addition, as these entities are still consolidated, Combined free cash flow provides greater visibility into cash available for the continuing operations to use in investing and financing decisions as this Free cash flow remains available for such decisions.
The Company’s management believes that these non-GAAP financial measures are useful as they provide management and investors with information regarding the Company’s financial condition and operating performance that is an integral part of management’s reporting and planning processes. In particular, the Company’s management believes that Consolidated AEBITDA and Combined AEBITDA are helpful because these non-GAAP financial measures eliminate the effects of restructuring, transaction, integration or other items that management believes are less indicative of the ongoing underlying performance of continuing operations or on a combined basis, (as more fully described below) and are better evaluated separately. Moreover, management believes EBITDA from equity investments included in discontinued operations is useful to investors because the Company’s Lottery business is conducted through a number of equity investments, and this measure eliminates financial items from the equity investees’ earnings that management believes have less bearing on the equity investees’ performance. Management believes that Free cash flow and Combined free cash flow provide useful information regarding the Company’s liquidity and its ability to service debt and fund investments. Management also believes that Free cash flow and Combined free cash flow are useful for investors because they provide investors with important perspectives on the cash available for debt repayment and other strategic measures, after making necessary capital investments in property and equipment, necessary license payments to support the ongoing business operations, adjustments for changes in restricted cash impacting working capital and taking into account cash flows relating to the Company’s equity investments.
Additionally, management believes that AEBITDA from discontinued operations and Free cash flow from discontinued operations provide useful information regarding the Company’s operations that are in the process of being divested and provide the impact of those businesses on the overall financial results for the periods presented as they currently remain under the current structure of the Company. These non-GAAP measures are derived based on the historical records and include only those direct costs that are allocated to discontinued operations and as such do not include all of the expenses that would have been incurred by these businesses as a standalone company or other Corporate and shared allocations and such differences might be material.
Consolidated AEBITDA (representing AEBITDA from continuing operations)
Consolidated AEBITDA, as used herein, is a non-GAAP financial measures that is presented as a supplemental disclosure of the Company’s continuing operations and is reconciled to net income (loss) from continuing operations as the most directly comparable GAAP measure, as set forth in the schedule titled “Reconciliation of Net Income (Loss) Attributable to SGC to Consolidated AEBITDA - Continuing Operations.” Consolidated AEBITDA should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP, and should be read in conjunction with the Company's financial statements filed with the SEC. Consolidated AEBITDA may differ from similarly titled measures presented by other companies. See the Gaming Business Segment AEBITDA change above also impacting the definition and calculation of Consolidated AEBITDA. Consolidated AEBITDA for the prior comparable periods has been recast to reflect this change.
Consolidated AEBITDA is reconciled to net income (loss) attributable to SGC and includes the following adjustments: (1) net income attributable to noncontrolling interest; (2) net income from discontinued operations, net of tax; (3) restructuring and other, which includes charges or expenses attributable to: (i) employee severance; (ii) management restructuring and related costs; (iii) restructuring and integration; (iv) cost savings initiatives; (v) major litigation; and (vi) acquisition costs and other unusual items; (4) depreciation and amortization expense and impairment charges and goodwill impairments; (5) change in fair value of investments and remeasurement of debt; (6) interest expense; (7) income tax expense; (8) stock-based compensation; (9) loss on debt financing transactions; and (10) other expense (income), net including foreign currency (gains), and losses and earnings from equity investments. AEBITDA is presented exclusively as our segment measure of profit or loss.
AEBITDA from Discontinued Operations
AEBITDA from discontinued operations, as used herein, is a non-GAAP financial measure that is presented as a supplemental disclosure for the Company’s discontinued operations and is reconciled to net income from discontinued operations, net of tax as the most directly comparable GAAP measure, as set forth in the schedule titled “Reconciliation of Net Income From Discontinued Operations, Net of Tax To AEBITDA From Discontinued Operations.” AEBITDA from discontinued operations should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP, and should be read in conjunction with the Company's financial statements filed with the SEC. AEBITDA from discontinued operations may differ from similarly titled measures presented by other companies.
AEBITDA from discontinued operations is reconciled to net income from discontinued operations, net of tax and includes the following adjustments: (1) restructuring and other, which includes charges or expenses attributable to: (i) employee severance; (ii) management restructuring and related costs; (iii) restructuring and integration; (iv) cost savings initiatives; (v) major litigation; and (vi) acquisition costs and other unusual items; (2) depreciation and amortization expense and impairment charges and goodwill impairments; (3) income tax expense; and (4) stock-based compensation and other, net. In addition to the preceding adjustments, we exclude (earnings) loss from equity investments and add (without duplication) discontinued operations pro rata share of EBITDA from equity investments, which represents their share of earnings (whether or not distributed) before income tax expense, depreciation and amortization expense, and interest expense, net of our joint ventures and minority investees, which is included in our calculation of AEBITDA from discontinued operations.
Combined AEBITDA
Combined AEBITDA, as used herein, is a non-GAAP financial measure that combines Consolidated AEBITDA (representing our continuing operations), AEBITDA from discontinued operations and EBITDA from equity investments included in continuing operations and is presented as a supplemental disclosure. Combined AEBITDA should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP, and should be read in conjunction with the Company's financial statements filed with the SEC. Combined AEBITDA may differ from similarly titled measures presented by other companies.

Free Cash Flow - Continuing Operations
Free cash flow, as used herein, represents net cash provided by operating activities from continuing operations less total capital expenditures, less payments on license obligations, less contributions to equity method investments plus distributions of capital from equity investments, and adjusted for changes in restricted cash impacting working capital. Free cash flow is a non-GAAP financial measure that is presented as a supplemental disclosure for illustrative purposes only and is reconciled to net cash provided by operating activities, the most directly comparable GAAP measure, in a schedule above and representing Free cash flows of our continuing operations.
Free Cash Flow from Discontinued Operations
Free cash flow from discontinued operations, as used herein, represents net cash provided by operating activities from discontinued operations less total capital expenditures, less payments on license obligations, less contributions to equity method investments plus distributions of capital from equity investments, and adjusted for changes in restricted cash impacting working capital. Free cash flow from discontinued operations is a non-GAAP financial measure that is presented as a supplemental disclosure for illustrative purposes only and is reconciled to net cash provided by operating activities from discontinued operations, the most directly comparable GAAP measure, in a schedule above.
Combined Free Cash Flow
Combined free cash flow, as used herein, represents a non-GAAP financial measure that combines Free cash flows from continuing operations and Free cash flows from discontinued operations and is presented as a supplemental disclosure for illustrative purposes only.
EBITDA from Equity Investments
EBITDA from equity investments, as used herein, represents our share of earnings (loss) (whether or not distributed to us) plus income tax expense, depreciation and amortization expense (inclusive of amortization of payments made to customers for LNS), interest (income) expense, net, and other non-cash and unusual items from our joint ventures and minority investees. EBITDA from equity investments is a non-GAAP financial measure that is presented as supplemental disclosure for illustrative purposes only and is reconciled to earnings (loss) of equity investments, the most directly comparable GAAP measure, in a schedule above.
Net Debt and Net Debt Leverage Ratio
Net debt is defined as total principal face value of debt outstanding, the most directly comparable GAAP measure, less combined cash and cash equivalents. Principal face value of debt outstanding includes the face value of debt issued under Senior Secured Credit Facilities, Senior Notes and Subordinated Notes, which are all described in Note 15 of the Company's Annual Report on Form 10-K for the year ended December 31, 2020, but it does not include long term obligations under financing leases or $5 million in proceeds received in 2019 from transactions completed in 2018 which are presented as debt. In addition, principal face value of debt outstanding with respect to the 2026 Secured Euro Notes and 2026 Unsecured Euro Notes are translated at the constant foreign exchange rate at issuance of these notes as those amounts remain payable at the original issuance amounts in Euro. Net debt leverage ratio, as used herein, represents Net debt divided by Combined AEBITDA (as defined above).
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